                                   EXHIBIT h.

 Transfer Agency and Service Agreement between The Hartford Mutual Funds, Inc.
                  and Hartford Administrative Services Company

                      TRANSFER AGENCY AND SERVICE AGREEMENT

      AGREEMENT made as of the first day of November, 2001, by and among The Hartford Mutual Funds, Inc., a Maryland corporation, having its principal office and place of business at 200 Hopmeadow Street, Simsbury, Connecticut 06089 (the "Funds"), and Hartford Administrative Services Company ("HASCO"), having its principal office and place of business at 500 Bielenberg Drive, Woodbury, Minnesota 55125. This Agreement is intended to take effect as if entered into among each Fund, severally (on behalf of each of its series of shares, severally), and HASCO, and the provisions of this Agreement shall be construed accordingly.

      WHEREAS, the Funds are authorized to issue shares in separate series and classes within each series; and

      WHEREAS, the Funds, on behalf of each of their investment portfolios (the "Portfolios"), desire to appoint HASCO as transfer agent, dividend disbursing agent and agent in connection with certain other activities, and HASCO desires to accept such appointment.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.    TERMS OF APPOINTMENT; DUTIES OF HASCO

      1.1 Subject to the terms and conditions set forth in this Agreement, the Funds, on behalf of the Portfolios, hereby employ and appoint HASCO to act as, and HASCO agrees to act as its transfer agent for each of the Fund's authorized and issued shares of its common stock ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of each of the respective Portfolios of the Funds ("Shareholders") and set out in the currently effective prospectuses and statements of additional information ("prospectuses") of the Funds.

      1.2   HASCO agrees that it will perform the following services:

            (a) In accordance with procedures established from time to time by agreement between the Funds on behalf of each of the Portfolios, as applicable and HASCO, HASCO shall:

                  (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the Funds (the "Custodian");

                  (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder accounts;

                  (iii) Receive for acceptance redemption requests and
                        redemption directions and deliver the appropriate documentation thereof to the Custodian;

                  (iv)  In respect to the transactions in items (i), (ii) and
                        (iii) above, HASCO shall execute transactions directly with broker-dealers authorized by the Funds who shall thereby be deemed to be acting on behalf of the Funds;

                  (v) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                  (vi) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                  (vii) Prepare and transmit payments for dividends and
                        distributions declared by the Funds on behalf of each Portfolio;

                  (viii) Maintain records of account for and advise the Funds and their Shareholders as to the foregoing; and

                  (ix) Record the issuance of shares of the Funds and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares that are authorized, issued and outstanding. HASCO shall also provide the Funds on a regular basis with the total number of shares that are authorized, issued and outstanding and shall have no obligation, when recording the issuance of shares, to be responsible for any laws relating to the issue or sale of such shares, which function shall be the sole responsibility of the Funds.

            (b) In addition to the services set forth in paragraph (a), HASCO shall (i) perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or other similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information, and (ii) provide a system which will enable the Funds to monitor the total shares sold in each state.

            (c) In addition, the Funds shall (i) identify to HASCO in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of HASCO for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

            (d) Procedures as to who shall provide certain of these services in Section 1 may be established from time to time by agreement between the Funds on behalf of each Portfolio and HASCO.

            (e) HASCO shall provide additional services on behalf of the Funds (e.g., escheatment services) which may be agreed upon in writing between the Funds and HASCO.

2.    FEES AND EXPENSES

      2.1 For the performance by HASCO pursuant to this Agreement, the Funds agree on behalf of each of the Portfolios to pay HASCO an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Funds and HASCO.

      2.2 In addition to the fee paid under Section 2.1 above, the Funds agree on behalf of each of the Portfolios to reimburse HASCO for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by HASCO for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by HASCO at the request or with the consent of the Funds, will be reimbursed by the Funds on behalf of the applicable Portfolio.

      2.3 The Funds agree on behalf of each of the Portfolios to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to HASCO by the Funds at least seven (7) days prior to the mailing date of such materials.

3.    REPRESENTATIONS AND WARRANTIES OF HASCO

      HASCO represents and warrants to the Funds that:

      3.1 It is a corporation duly organized and existing and in good standing under the laws of Minnesota.

      3.2 It is duly qualified to carry on its business in the State of Minnesota and is duly registered as a transfer agent pursuant to
            Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended.

      3.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

      3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.    REPRESENTATIONS AND WARRANTIES OF THE FUNDS

      The Funds represent and warrant to HASCO that:

      4.1 They are each corporations duly organized and existing and in good standing under the laws of the State of Maryland.

      4.2 Each is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

      4.3 All corporate proceedings required by such Articles of Incorporation and By-Laws have been taken to authorize them to enter into and perform this Agreement.

      4.4 Each is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended.

      4.5 A registration statement under the Securities Act of 1933, as amended, is currently effective, and will remain in effect, for each series and class of Shares, and appropriate securities law filings have been made and will continue to be made with the SEC with respect to all of the Funds.

5.    DATA ACCESS AND PROPRIETARY INFORMATION

      5.1 The Funds acknowledge that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Funds by HASCO as part of their ability to access certain Funds-related data ("Customer Data") maintained by HASCO on data bases under the control and ownership of HASCO ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to HASCO or other third party. In no event shall Proprietary Information be deemed Customer Data. The Funds agree to treat all Proprietary Information as proprietary to HASCO and further agree that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Funds agree for themselves and their employees and agents:

            (a) to access Customer Data solely from locations as may be designated in writing by HASCO and solely in accordance with HASCO' applicable user documentation;

            (b) to refrain from copying or duplicating in any way the Proprietary Information;

            (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with HASCO' instructions;

            (d) to refrain from causing or allowing the data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of HASCO;

            (e) that the Funds shall have access only to those authorized transactions agreed upon by the parties;

            (f) to honor all reasonable written requests made by HASCO to protect at HASCO' expense the rights of HASCO in Proprietary Information at common law, under federal copyright law and under other federal or state law.

      5.2 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5. The obligations of this Section shall survive any termination of this Agreement.

      5.3 If the Funds notify HASCO that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, HASCO shall endeavor in a timely manner to correct such failure. Organizations from which HASCO may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Funds agree to make no claim against HASCO arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE

            SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. HASCO EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.    INDEMNIFICATION

      6.1 HASCO shall not be responsible for, and the Funds shall, on behalf of the applicable Portfolio, indemnify and hold HASCO harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

            (a) All actions of HASCO or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

            (b) Lack of good faith, negligence or willful misconduct on the part of any Fund which arise out of the breach of any representation or warranty of the Funds hereunder.

            (c) The reliance on or use by HASCO or its agents or subcontractors of information, records, documents or services which (i) are received by HASCO or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Funds or any other person or firm on behalf of the Funds.

            (d) The reliance on, or the carrying out by HASCO or its agents or subcontractors of any instructions or requests of the Funds on behalf of the applicable Portfolio.

            (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

            (f) The negotiation and processing by HASCO of checks not made payable to the order of the Funds, or to a particular Fund, or to the retirement account custodian or trustee for a plan account investing in Shares, which checks are tendered to HASCO for the purchase of Shares (i.e., "third party checks").

      6.2 At any time HASCO may apply to any officer of the Funds for instructions, and may consult with legal counsel to the Funds with respect to any matter arising in connection with the services to be performed by HASCO under this Agreement, and HASCO and its agents or subcontractors shall not be liable and shall be indemnified by the Funds on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. HASCO, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Funds, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided HASCO or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Funds, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Funds.

      6.3   In order that the indemnification provisions contained in this
            Section 6 shall apply, upon the assertion of a claim for which the Funds may be required to indemnify HASCO, HASCO shall promptly notify the Funds of such assertion, and shall keep the Funds advised with respect to all developments concerning such claim. The Funds shall have the option to participate with HASCO in the defense of such claim or to defend against said claim in its own name or in the name of HASCO. HASCO shall in no case confess any claim or make any compromise in any case in which the Funds may be required to indemnify HASCO except with the Fund's prior written consent. For clarity, to the extent any obligation to provide indemnity under this Section 6 arises in respect of a Portfolio or Portfolios, the obligation so to indemnify shall be the obligation only of such Portfolio or Portfolios, and of no other Portfolio.

7.    STANDARD OF CARE

      HASCO shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees.

8.    COVENANTS OF THE FUNDS AND HASCO

      8.1 The Funds shall on behalf of each of the Portfolios promptly furnish to HASCO the following:

            (a) A certified copy of the resolution of the Board of Directors of the Funds authorizing the appointment of HASCO and the execution and delivery of this Agreement.

            (b) A copy of the Articles of Incorporation and By-Laws of the Funds and all amendments thereto.

      8.2 HASCO shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section

            31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, HASCO agrees that all such records prepared or maintained by HASCO relating to the services to be performed by HASCO hereunder are the property of the Funds and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Funds on and in accordance with its request.

      8.3 HASCO and the Funds agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

      8.4 In case of any requests or demands for the inspection of the Shareholder records of the Funds, HASCO will endeavor to notify the Funds and to secure instructions from an authorized officer of the Funds as to such inspection. HASCO reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9.    TERMINATION OF AGREEMENT

      9.1 This Agreement may be terminated by either party upon ninety (90) days written notice to the other.

      9.2 Should the Funds exercise their right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Funds on behalf of the applicable Portfolio(s). Additionally, HASCO reserves the right to charge for any other reasonable expenses associated with such termination.

10.   ADDITIONAL FUNDS

      In the event that one or more of the Funds establishes one or more additional series or classes of Shares to which it desires to have HASCO render services as transfer agent under the terms hereof, it shall so notify HASCO in writing, and if HASCO agrees in writing to provide such services, such series or classes of Shares shall be included under this agreement.

11.   ASSIGNMENT

      11.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

      11.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12.   AMENDMENT

      This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Funds.

13.   CONNECTICUT LAW TO APPLY

      This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of Connecticut.

14.   FORCE MAJEURE

      In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

15.   CONSEQUENTIAL DAMAGES

      No party to this Agreement shall be liable to another party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

16.   MERGER OF AGREEMENT

      This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

17.   COUNTERPARTS

      This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                    THE HARTFORD MUTUAL FUNDS, Inc.,
                                      Severally, on behalf of their respective
                                         Series of Shares,



                                    BY:   /s/ David M. Znamierowski
                                       ---------------------------------------
                                    Name: David M. Znamierowski
                                    Title:      President



                                    HARTFORD ADMINISTRATIVE SERVICES COMPANY



                                    BY:   /s/ David M. Znamierowski
                                       ---------------------------------------
                                    Name: David M. Znamierowski
                                    Title:      Senior Vice President

SERVICES TO BE PERFORMED



1.  Receives orders for the purchase of Shares.

2.  Issue Shares and hold Shares in Shareholders accounts.

3.  Receive redemption requests.

4.  Effect transactions 1-3 above directly with broker-dealers.

5.  Pay over monies to redeeming Shareholders.

6.  Effect transfers of Shares.

7.  Prepare and transmit dividends and distributions.

8.  Maintain records of account.

9. Maintain and keep a current and accurate control book for each issue of securities.

10. Mail proxies.

11. Mail Shareholder reports.

12. Mail prospectuses to current Shareholders.

13. Withhold taxes on U.S. resident and non-resident alien accounts.

14. Prepare and file U.S. Treasury Department forms.

15. Prepare and mail account and confirmation statements for Shareholders.

16. Provide Shareholder account information.

                                  FEE SCHEDULE


ACCOUNT FEES


Class A, B and C Shares:

      ALL Accounts:           $25 per account/per year

Class Y Shares:

      All Accounts:           5 basis points on assets/capped at 300 million in assets

Fees include all out of pocket expenses